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Exhibit 32.1

VIASYS HEALTHCARE INC.
Section 1350 Certifications

        I, Randy H. Thurman, Chief Executive Officer, and Martin P. Galvan, Chief Financial Officer (principal financial and accounting officer), of VIASYS Healthcare Inc., a Delaware corporation (the "Company"), hereby certify that, to my knowledge:

        (1)   The report fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, as amended; and

        (2)   The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 15, 2004

CHIEF EXECUTIVE OFFICER:	CHIEF FINANCIAL OFFICER:

/s/ RANDY H. THURMAN Randy H. Thurman	/s/ MARTIN P. GALVAN Martin P. Galvan

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VIASYS HEALTHCARE INC. Section 1350 Certifications